     For Immediate Release
     November 14, 2016

Aleris Reports Third Quarter 2016 Results
CLEVELAND, Ohio – November 14, 2016 – Aleris Corporation today reported results for the three and nine months ended September 30, 2016.

Third Quarter Summary

▪	Net loss of $22 million compared to $25 million in the third quarter of 2015

▪	Adjusted EBITDA of $53 million compared to $68 million in the third quarter of 2015

▪	Stronger building and construction demand; stable global automotive volumes

▪	Weak distribution demand; softening aerospace demand

▪	Asia Pacific results continuing to benefit from growing aerospace volumes

▪	North America performance negatively impacted by planned and unplanned outages, the majority of which were tied to the Lewisport transformation, and tighter metal spreads

▪	Liquidity of $288 million as of September 30, 2016

▪	Announced a definitive agreement for Aleris Corporation to be acquired by Zhongwang USA LLC

Fourth Quarter Outlook

▪	Performance expected to be in line with the fourth quarter of 2015

▪	Improved North America building and construction volumes

▪	Minor weakness in Europe aerospace volumes will be offset by Asia Pacific aerospace volumes

▪	Continued weakness in distribution and heat exchanger volumes

“We continued to see strong demand in the third quarter in both the global automotive and North American building and construction industries, the benefits of which were unfortunately offset by planned and unplanned production outages largely tied to our ongoing transformation at Lewisport,” Sean Stack, Aleris President and CEO said. “While higher customer inventory levels led to weaker than anticipated demand in aerospace, our global aerospace volume growth remained slightly positive due to the additional sales we have been able to generate as a result of the continued ramp up of our aerospace plate mill in Zhenjiang, China.

“Also in the quarter, we were pleased to announce the pending acquisition of Aleris by Zhongwang USA LLC,” Stack added. “We believe this transition to strategic ownership, through which Aleris will remain a separate entity under the continued leadership of our current management team, will allow us to accelerate our strategy to expand our capabilities to support the production of high-value advanced materials.”

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	214	223	640	633
Revenue	$683	$761	$2,051	$2,281
Commercial margin (1)	$303	$315	$909	$926
Segment income	$62	$72	$190	$191
Loss from continuing operations	$(17)	$(21)	$(36)	$(54)
Net (loss) income	$(22)	$(25)	$(41)	$62
Adjusted EBITDA (1)	$53	$68	$162	$183
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Third Quarter 2016 Results
Net loss was $22 million in the third quarter of 2016 compared to $25 million in the third quarter of 2015. Adjusted EBITDA totaled $53 million for the third quarter of 2016 compared to $68 million for the third quarter of 2015. Third quarter net loss and Adjusted EBITDA were impacted by the following:

▪
a decrease in volumes and an unfavorable mix of products sold decreased Adjusted EBITDA approximately $13 million. Weaker than anticipated distribution volumes, continued sluggish truck trailer volumes, and planned and unplanned production outages negatively impacted North America. Aerospace and heat exchanger demand in Europe also softened during the quarter;

▪	unfavorable metal spreads in North America decreased Adjusted EBITDA approximately $3 million; and

▪	improved rolling margins increased Adjusted EBITDA approximately $1 million.
In addition to the factors that impacted net loss and Adjusted EBITDA, net loss was also affected by the following:

▪	a $30 million favorable change in unrealized gains on derivative financial instruments as a result of aluminum price movements and derivative settlements;

▪
a $4 million reduction in interest expense primarily due to increased capitalized interest partially offset by increased interest expense resulting from the issuance of the Senior Secured Notes due 2021;

▪	a $4 million decrease in currency exchange losses on debt; and

▪
a $3 million favorable variation in metal price lag ($1 million unfavorable in the third quarter of 2016 compared to $4 million unfavorable in the third quarter of 2015). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses.

These favorable changes to net loss were partially offset by the following:

▪	a $13 million unfavorable change in the provision for income taxes;

▪	a $7 million increase in start-up costs resulting from our North America autobody sheet (“ABS”) project; and

▪	a $4 million increase in professional fees and business development costs primarily associated with the proposed acquisition of Aleris Corporation by Zhongwang USA LLC.
In the third quarter of 2016, capital expenditures were $74 million, the majority of which was spent on the North America ABS project at our Lewisport, Kentucky facility and related spending to upgrade critical equipment and capabilities at the facility. That project continues to progress on schedule with shipments anticipated to commence in 2017.
As of September 30, 2016, Aleris had liquidity of $288 million, which consisted of approximately $251 million of availability under our 2015 ABL Facility plus $36 million of cash on hand.
North America
North America segment income decreased to $18 million in the third quarter of 2016 from $36 million in the third quarter of 2015. Segment Adjusted EBITDA decreased to $18 million in the third quarter of 2016 from $34 million in the third quarter of 2015. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
lower volumes decreased segment Adjusted EBITDA approximately $11 million. The decrease in volumes resulted primarily from a 25 percent decrease in distribution volumes and a 17 percent decrease in truck trailer volumes, more than offsetting a 7 percent increase in building and construction volumes.

▪
contributing to the volume decrease were planned outages on the Lewisport hot mill related to the North America ABS project, which resulted in significant production down time. The project also caused production inefficiencies that impacted the facility’s performance during the quarter;

▪	unfavorable scrap spreads resulting from low aluminum prices and the related tightening of supply decreased segment Adjusted EBITDA approximately $3 million; and

▪	higher employee costs and unfavorable productivity that more than offset lower natural gas costs decreased segment Adjusted EBITDA approximately $2 million.
In addition to the factors above, segment income was impacted by a $2 million unfavorable variance in metal price lag.
Europe
Europe segment income increased to $41 million in the third quarter of 2016 from $35 million in the third quarter of 2015. Segment Adjusted EBITDA increased to $42 million in the third quarter of 2016 from $41 million in the third quarter of 2015. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
an unfavorable mix of products sold, resulting from reduced aerospace volumes, decreased segment Adjusted EBITDA approximately $4 million. Total volumes were flat, as 6 percent and 9 percent decreases in aerospace and heat exchanger volumes, respectively, were offset by 7 percent and 4 percent increases in regional plate and sheet and automotive volumes, respectively;

▪	favorable productivity and lower natural gas costs more than offset higher employee costs and increased segment Adjusted EBITDA approximately $3 million; and

▪	favorable currency translation increased segment Adjusted EBITDA approximately $2 million.

In addition to the factors above, segment income was impacted by a $5 million favorable variance in metal price lag.
Asia Pacific
Our Asia Pacific segment reported segment income and segment Adjusted EBITDA of $3 million in the third quarter of 2016 as compared to $1 million in the third quarter of 2015. The increases were primarily due to the ongoing improvement in mix of products sold toward higher aerospace volume.
Potential Acquisition of Aleris Corporation
On August 29, 2016, we entered into a definitive agreement to be acquired by Zhongwang USA LLC (“Zhongwang USA”) (the “Merger”). Under the terms of the definitive agreement, Zhongwang USA has agreed to pay approximately $1.1 billion in cash, subject to adjustment, for the equity of Aleris Corporation and will assume certain of the Company’s outstanding indebtedness. We expect Aleris Corporation to continue to be headquartered in Cleveland, Ohio and operated as an independent entity and that our management team will remain in place. The Merger was unanimously approved by the Board of Directors of Aleris Corporation and is expected to close in the first quarter of 2017, subject to customary regulatory approvals and closing conditions. The Merger is not subject to a financing condition. There can be no assurance that the Merger will be consummated at all or that it will close in the first quarter of 2017.
Year-to-Date Results
Key financial highlights for the nine months ended September 30, 2016 include:

▪
Revenues of approximately $2,051 million compared to approximately $2,281 million for the prior year period. The decrease of 10 percent was primarily attributable to lower average aluminum prices included in our invoiced prices. The decrease was partially offset by improved rolling margins.

▪
Net loss of $41 million in the current year compared to net income of $61 million in 2015. The change resulted from a gain on the sale of discontinued businesses in 2015, the factors that drove the decrease in Adjusted EBITDA discussed below, an unfavorable change in the income tax provision, increased start-up costs and increased debt extinguishment costs. These were partially offset by a favorable variance in unrealized gains and losses on derivatives, a favorable variance in metal price lag, lower interest expense and lower restructuring charges.

▪
Adjusted EBITDA decreased from $183 million in 2015 to $162 million in the current year as a result of unfavorable year-over-year scrap spreads and currency movements. These decreases were partially offset by improved rolling margins as well as lower natural gas costs and productivity gains that exceeded inflation in employee costs.

▪
Cash provided by operating activities totaled $47 million in the current year compared to $71 million in the prior year period. The current year cash provided by operating activities primarily relates to $61 million of cash from earnings, partially offset by cash used to fund a $14 million increase in net operating assets.

▪	Capital expenditures increased to $296 million from $175 million during the prior year period as a result of additional spending on our North America ABS project.
Fourth Quarter Outlook
We estimate that segment income and Adjusted EBITDA for the fourth quarter of 2016 will be in line with the fourth quarter of 2015. Factors influencing anticipated fourth quarter performance include:

▪	Improved North America building and construction volumes;

▪	Minor weakness in Europe aerospace volumes will be offset by Asia Pacific aerospace volumes;

▪	Continued weakness in distribution and heat exchanger volumes; and

▪	Segment income in the fourth quarter will be dependent, in part, on changing aluminum prices and the resulting metal price lag.
We expect capital spending of approximately $375 million in 2016 before capitalized interest, including the amounts spent through the third quarter of the year.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on November 14, 2016 at 9:00 a.m. Eastern Time. Sean M. Stack, president and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, the pending acquisition of Aleris Corporation by Zhongwang USA LLC, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions and divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (7) our ability to fulfill our substantial capital investment requirements; (8) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (9) our ability to retain the services of certain members of our management; (10) the loss of order volumes from any of our largest customers; (11) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (12) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (13) variability in general economic conditions on a global or regional basis; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (18) our ability to access the credit or capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; and (21) risks related to the Merger, including the possibility that the Merger may not be consummated or that, if the Merger does close, our stockholders may not realize the anticipated benefits from the Merger, and (22) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the 2015 ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Financial Measures”), as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues	$683.4	$760.7	$2,050.9	$2,280.8
Cost of sales	610.6	702.8	1,826.0	2,109.0
Gross profit	72.8	57.9	224.9	171.8
Selling, general and administrative expenses	58.8	44.9	159.3	158.7
Restructuring charges	0.3	1.0	1.8	8.7
Losses on derivative financial instruments	0.2	2.0	2.8	2.4
Other operating expense, net	1.0	0.6	2.5	1.9
Operating income	12.5	9.4	58.5	0.1
Interest expense, net	19.2	23.6	58.4	74.7
Other (income) expense, net	(2.0)	7.8	6.0	(5.1)
Loss from continuing operations before income taxes	(4.7)	(22.0)	(5.9)	(69.5)
Provision for (benefit from) income taxes	12.3	(1.0)	30.5	(16.0)
Loss from continuing operations	(17.0)	(21.0)	(36.4)	(53.5)
(Loss) income from discontinued operations, net of tax	(4.6)	(4.4)	(4.6)	115.0
Net (loss) income	(21.6)	(25.4)	(41.0)	61.5
Net income from discontinued operations attributable to noncontrolling interest	—	—	—	0.1
Net (loss) income attributable to Aleris Corporation	$(21.6)	$(25.4)	$(41.0)	$61.4

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Segment income (loss):
North America	$18.1	$36.4	$69.8	$93.0
Europe	40.7	35.1	113.8	99.5
Asia Pacific	2.8	0.6	6.2	(1.2)
Total segment income	61.6	72.1	189.8	191.3

Depreciation and amortization	(26.2)	(27.7)	(78.8)	(92.9)
Other corporate general and administrative expenses	(14.8)	(8.0)	(39.5)	(41.1)
Interest expense, net	(19.2)	(23.6)	(58.4)	(74.7)
Unallocated gains (losses) on derivative financial instruments	8.8	(21.5)	23.7	(26.0)
Unallocated currency exchange (losses) gains	(0.5)	(4.8)	(1.2)	3.4
Restructuring charges	(0.3)	(1.0)	(1.8)	(8.7)
Start-up costs	(14.1)	(6.8)	(30.4)	(14.6)
Loss on extinguishment of debt	—	(1.5)	(12.6)	(2.0)
Other income (expense), net	—	0.8	3.3	(4.2)
Loss from continuing operations before income taxes	$(4.7)	$(22.0)	$(5.9)	$(69.5)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Metric tons of finished product shipped:
North America	127.5	137.3	376.7	384.4
Europe	81.5	81.0	250.9	234.7
Asia Pacific	7.0	5.5	17.3	16.1
Intra-entity shipments	(1.9)	(0.7)	(4.5)	(1.8)
Total metric tons of finished product shipped	214.1	223.1	640.4	633.4

Revenues:
North America	$358.6	$405.8	$1,054.3	$1,225.9
Europe	304.8	340.1	940.9	1,024.6
Asia Pacific	29.2	24.5	75.7	69.2
Intra-entity revenues	(9.2)	(9.7)	(20.0)	(38.9)
Total revenues	$683.4	$760.7	$2,050.9	$2,280.8

Commercial margin (1):
North America	$145.8	$160.2	$435.0	$470.1
Europe	142.7	145.3	437.4	427.8
Asia Pacific	14.1	9.7	37.0	28.6
Total commercial margin (2)	$302.5	$315.2	$909.5	$926.5

Commercial margin per metric ton:
North America	$1,143.4	$1,167.4	$1,154.7	$1,222.9
Europe	1,749.5	1,792.7	1,743.4	1,823.2
Asia Pacific	1,998.1	1,777.7	2,135.5	1,780.2

Segment Adjusted EBITDA (1):
North America	$18.2	$34.2	$67.2	$97.1
Europe	41.7	41.0	116.9	115.2
Asia Pacific	2.8	0.6	6.2	(1.2)
Corporate	(9.4)	(7.6)	(28.0)	(27.6)
Total Adjusted EBITDA	$53.3	$68.2	$162.3	$183.5

Segment Adjusted EBITDA per metric ton:
North America	$142.7	$249.0	$178.4	$252.7
Europe	511.7	505.5	466.0	490.7
Asia Pacific	398.0	*	359.0	*
Aleris Corporation	248.9	305.5	253.5	289.6

* Result is not meaningful.
(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	September 30, 2016	December 31, 2015
Current Assets
Cash and cash equivalents	$36.5	$62.2
Accounts receivable (net of allowances of $8.0 and $7.7 at September 30, 2016 and December 31, 2015, respectively)	279.5	216.2
Inventories	495.6	480.3
Prepaid expenses and other current assets	32.7	28.7
Total Current Assets	844.3	787.4
Property, plant and equipment, net	1,332.0	1,138.7
Intangible assets, net	37.3	38.9
Deferred income taxes	112.6	112.6
Other long-term assets	76.2	82.9
Total Assets	$2,402.4	$2,160.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$263.0	$223.2
Accrued liabilities	217.6	233.8
Current portion of long-term debt	36.4	8.7
Total Current Liabilities	517.0	465.7
Long-term debt	1,319.4	1,109.6
Deferred income taxes	17.1	2.5
Accrued pension benefits	144.3	149.1
Accrued postretirement benefits	36.9	38.8
Other long-term liabilities	65.0	67.6
Total Long-Term Liabilities	1,582.7	1,367.6
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,901,461 and 31,768,819 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	426.4	421.9
Retained earnings	46.7	87.7
Accumulated other comprehensive loss	(170.7)	(182.7)
Total Equity	302.7	327.2
Total Liabilities and Equity	$2,402.4	$2,160.5

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Operating activities
Net (loss) income	$(21.6)	$(25.4)	$(41.0)	$61.5
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization	26.2	27.7	78.8	92.9
Provision for deferred income taxes	7.3	4.0	15.3	63.1
Stock-based compensation expense (benefit)	1.8	(1.5)	5.2	3.9
Unrealized (gains) losses on derivative financial instruments	(8.8)	21.3	(23.6)	23.6
Currency exchange losses (gains) on debt	0.5	4.8	0.9	(4.1)
Loss on extinguishment of debt	—	1.5	12.6	2.0
Net loss (gain) on sale of discontinued operations	4.6	0.4	4.6	(196.9)
Other	2.6	4.0	7.8	(3.1)
Changes in operating assets and liabilities:
Change in accounts receivable	(6.9)	46.5	(60.2)	(113.3)
Change in inventories	(13.3)	58.2	(9.5)	116.8
Change in other assets	(2.7)	(0.1)	0.7	(0.2)
Change in accounts payable	1.1	(9.4)	47.2	26.7
Change in accrued liabilities	11.3	12.8	7.8	(1.5)
Net cash provided by operating activities	2.1	144.8	46.6	71.4
Investing activities
Payments for property, plant and equipment	(73.6)	(54.4)	(295.7)	(175.1)
Proceeds from the sale of businesses, net of cash transferred	—	11.8	—	587.1
Other	(0.1)	0.6	(1.2)	0.2
Net cash (used) provided by investing activities	(73.7)	(42.0)	(296.9)	412.2
Financing activities
Proceeds from revolving credit facilities	65.1	—	200.1	159.5
Payments on revolving credit facilities	(25.9)	(2.7)	(61.7)	(380.6)
Proceeds from senior secured notes, net of discount	—	—	540.4	—
Payments on the senior notes, including premiums on payment	—	(125.0)	(443.8)	(125.0)
Net payments on other long-term debt	(5.8)	(0.8)	(6.7)	(0.4)
Debt issuance costs	(0.2)	(0.6)	(3.5)	(4.4)
Other	(0.2)	(0.1)	(0.7)	(1.1)
Net cash provided (used) by financing activities	33.0	(129.2)	224.1	(352.0)
Effect of exchange rate differences on cash and cash equivalents	0.2	0.5	0.5	(2.8)
Net (decrease) increase in cash and cash equivalents	(38.4)	(25.9)	(25.7)	128.8
Cash and cash equivalents at beginning of period	74.9	190.7	62.2	36.0
Cash and cash equivalents at end of period	$36.5	$164.8	$36.5	$164.8

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income Attributable to Aleris Corporation and
Cash Flows Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Adjusted EBITDA	$53.3	$68.2	$162.3	$183.5
Unrealized gains (losses) on derivative financial instruments of continuing operations	8.8	(21.3)	23.6	(25.7)
Restructuring charges	(0.3)	(1.0)	(1.8)	(8.7)
Unallocated currency exchange (losses) gains on debt	(0.4)	(4.8)	(1.0)	3.1
Stock-based compensation (expense) benefit	(1.8)	1.5	(5.2)	(3.9)
Start-up costs	(14.1)	(6.8)	(30.4)	(14.6)
Unfavorable metal price lag	(1.2)	(3.7)	(0.6)	(19.8)
Other	(3.6)	(2.8)	(15.6)	(15.9)
EBITDA	40.7	29.3	131.3	98.0
Interest expense, net	(19.2)	(23.6)	(58.4)	(74.7)
(Provision for) benefit from income taxes	(12.3)	1.0	(30.5)	16.0
Depreciation and amortization	(26.2)	(27.7)	(78.8)	(92.9)
(Loss) income from discontinued operations, net of tax	(4.6)	(4.4)	(4.6)	115.0
Net (loss) income attributable to Aleris Corporation	(21.6)	(25.4)	(41.0)	61.4
Net income from discontinued operations attributable to noncontrolling interest	—	—	—	0.1
Net (loss) income	(21.6)	(25.4)	(41.0)	61.5
Depreciation and amortization	26.2	27.7	78.8	92.9
Provision for deferred income taxes	7.3	4.0	15.3	63.1
Stock-based compensation expense (benefit)	1.8	(1.5)	5.2	3.9
Unrealized (gains) losses on derivative financial instruments	(8.8)	21.3	(23.6)	23.6
Currency exchange losses (gains) on debt	0.5	4.8	0.9	(4.1)
Loss on extinguishment of debt	—	1.5	12.6	2.0
Net loss (gain) on sale of discontinued operations	4.6	0.4	4.6	(196.9)
Other	2.6	4.0	7.8	(3.1)
Change in operating assets and liabilities:
Change in accounts receivable	(6.9)	46.5	(60.2)	(113.3)
Change in inventories	(13.3)	58.2	(9.5)	116.8
Change in other assets	(2.7)	(0.1)	0.7	(0.2)
Change in accounts payable	1.1	(9.4)	47.2	26.7
Change in accrued liabilities	11.3	12.8	7.8	(1.5)
Net cash provided by operating activities	$2.1	$144.8	$46.6	$71.4

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
North America
Segment income	$18.1	$36.4	$69.8	$93.0
Unfavorable (favorable) metal price lag	0.1	(2.2)	(2.6)	4.1
Segment Adjusted EBITDA (1)	$18.2	$34.2	$67.2	$97.1

Europe
Segment income	$40.7	$35.1	$113.8	$99.5
Unfavorable metal price lag	1.1	5.9	3.1	15.6
Segment Adjusted EBITDA (1)	$41.7	$41.0	$116.9	$115.2

Asia Pacific
Segment income (loss)	$2.8	$0.6	$6.2	$(1.2)
Segment Adjusted EBITDA (2)	2.8	0.6	6.2	(1.2)

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
North America
Revenues	$358.6	$405.8	$1,054.3	$1,225.9
Hedged cost of metal	(212.9)	(243.4)	(616.7)	(759.9)
Unfavorable (favorable) metal price lag	0.1	(2.2)	(2.6)	4.1
Commercial margin	$145.8	$160.2	$435.0	$470.1

Europe
Revenues	$304.8	$340.1	$940.9	$1,024.6
Hedged cost of metal	(163.2)	(200.7)	(506.6)	(612.4)
Unfavorable metal price lag	1.1	5.9	3.1	15.6
Commercial margin	$142.7	$145.3	$437.4	$427.8

Asia Pacific
Revenues	$29.2	$24.5	$75.7	$69.2
Hedged cost of metal	(15.1)	(14.8)	(38.7)	(40.6)
Commercial margin	$14.1	$9.7	$37.0	$28.6

Aleris Corporation
Revenues	$683.4	$760.7	$2,050.9	$2,280.8
Hedged cost of metal	(382.1)	(449.2)	(1,142.0)	(1,374.0)
Unfavorable metal price lag	1.2	3.7	0.6	19.7
Commercial margin	$302.5	$315.2	$909.5	$926.5